EXHIBIT 10.1
ADDENDUM #6 TO
LICENSING AND DISTRIBUTION AGREEMENTS
(2004-2005 and 2005-2007)
     THIS ADDENDUM #6 TO LICENSING AND DISTRIBUTION AGREEMENTS (this “Addendum”) is dated as of October 6, 2005 and is effective as of June 30, 2005 (“Effective Date”), by and between ENCORE SOFTWARE, INC., a Minnesota corporation (“Distributor”), and RIVERDEEP INC., A LIMITED LIABILITY COMPANY, a Delaware limited liability company (“Riverdeep”), with respect to the following Recitals.
RECITALS
     A. WHEREAS, Distributor and Riverdeep have entered into (i) that certain Licensing and Development Agreement (Manufacturing Rights)(2004-2005), dated as of March 29, 2004, as amended and in effect (collectively, “Agreement One”), (ii) that certain Licensing and Development Agreement (Manufacturing Rights)(2005-2007), dated as of March 29, 2004, as amended and in effect (collectively, “Agreement Two”, and together with Agreement One, as amended, the “Manufacturing Agreements”, and (iii) that certain Transition Services Agreement dated April 1, 2004 (the “Transition Agreement”); each initially-capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Manufacturing Agreements or the Transition Agreement, as applicable), pursuant to which, among other things, Riverdeep has granted Distributor exclusive rights to replicate, sell, and distribute the Products into the Channel and the Territory, as more particularly described in each of the Agreements.
     B. WHEREAS, the parties now desire to enter into this Addendum to amend certain terms and conditions of the Manufacturing Agreements as specifically set forth herein, and to memorialize the release of certain specific rights as further set forth herein solely with respect to Agreement One and the Transition Agreement; and
     C. WHEREAS, the parties agree to work in good faith to amend and restate Agreement Two to reflect and be consistent with the terms and conditions set forth herein, in addition to other identified amended terms included in any and all other Addenda previously agreed in writing between the parties.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
AGREEMENT
1. Definitions. Capitalized terms used but not defined herein shall have the same meaning as in the Agreements.
2. Reconciliation. The parties hereby acknowledge and agree that each has made good faith efforts in respect of the reconciliation of accounts and records related to Agreement One and the Transition Agreement, and have reached mutual agreement with respect to such amounts, provided however that certain additional adjustments to such reconciliation may be required by the mutual agreement of the parties in the future due to the difficulties of presently ascertaining all possible adjustments to the subject matter of the reconciliation as of the Effective Date of this

Addendum. Notwithstanding the foregoing, as of the Effective Date the parties are not aware of any outstanding reconciliation items. The parties hereby agree, subject to Section 4 (Offset) below:
(i)	Payments made by Distributor to Riverdeep have equaled $12,106,360.00, which included both cash payment and acknowledged and agreed discounts on payment, effective as of March 31, 2005 of which $2,624,878 of such amount are pre-paid royalties under Agreement One which Distributor has not yet recouped (“Unearned Royalties”). Distributor shall be entitled to take as prepaid royalties under Agreement One. Notwithstanding the foregoing, to the extent that Distributor has not otherwise earned out any Unearned Royalties by the expiration of the Term of Agreement Two, then the Term of Agreement Two shall be extended until such time as any Unearned Royalties have been recouped, in addition to such extensions as otherwise set forth in Section 4 of Agreement Two. To the extent the Unearned Royalties are recouped by the expiration of the Term of Agreement Two, no such extension shall be triggered.

(ii)	Riverdeep agrees to pay (in the form of a credit against amounts owed by Distributor to Riverdeep) Distributor $1,433,203.04, or such other amount based upon those adjustments permissible under Section 2(iii) over twelve (12) months beginning on April 1, 2005. Payment will be made in 12 monthly installments, with the April monthly installment due as of May 1, 2005. All remaining payments will be due on the first day of the subsequent month with the last payment due on April 1, 2006. The first seven (7) of those installments shall be of $106,146.05 and the remaining five installment payments shall be of $138,036.14.

(iii)	The parties agree that, as of the Effective Date, certain reconciliation items remain to be finalized and are have been expressly excluded from the releases set forth in this Addendum in addition to items 2(iii)(A)-(D) (the “Release Exceptions”). Notwithstanding the foregoing, each party shall diligently work in concert to resolve all such reconciliations, chargebacks, credits and/or payments. Each party agrees that deductions or credits pursuant to Section 2 shall result in corresponding adjustments to the royalties paid to Riverdeep by adjusting the Net Receipts. As of the Effective Date, the parties are aware of the following reconciliation items:
(A) Riverdeep is entitled to payment of $114,282.81 in channel inventory reconciliation with respect to the account of certain Products formerly distributed by Riverdeep and now owned by MyFamily.com pursuant to an agreement by and between Riverdeep and MyFamily.com, provided that Riverdeep represents and warrants that as of the Effective Date, it is the owner of such channel inventory and Riverdeep hereby agrees to indemnify and hold Distributor harmless from any loss, cost, expense or damage (including attorney’s fees) to the extent relating to any action, claim, demand or proceeding instituted by MyFamily.com, Inc. due to payment of such amounts by Distributor to Riverdeep in relation to such channel inventory.
(B) Distributor is entitled to and Riverdeep has credited an amount equivalent to $1,071,040.96 for returns, rebates, product mark-down expenses, MDF credits, and

Sales Discounts (“Dilutions”) incurred by Encore from various retail accounts related to activity prior to the Commencement Date of Agreement One.
(C) Riverdeep is entitled to payment in the amount of $116,471.94 due to Wal-Mart Corporation erroneously crediting Distributor, or Distributor’s parent company with such aforementioned amount, that was actually due to Riverdeep for unresolved account activity in the retail channel prior to the Commencement Date of Agreement One.
(D) Riverdeep may be entitled to credit or reconciliation of amounts up to a maximum of $41,690.57 in relation to post-audit credits relating to sales and distribution by Wal-Mart Corporation prior to the Commencement Date of Agreement One, the parties shall endeavor to research and resolve such post-audit credits within sixty (60) days from the Effective Date hereof .unless such time period is extended by mutual agreement of the parties.
3. Modifications and Release. In consideration of the amendments made herein and such other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, with the exception of the Release Exceptions , the parties intend to release any and all potential disputes, claims or potential claims that may arise between Distributor and Riverdeep in relation to Returns received through March 31, 2005 for sales of Channel Inventory attributable to Riverdeep prior to the Effective Date of Agreement One (the “Potential Claim”). In full satisfaction of such Potential Claim,
(A) Riverdeep agrees to:
(i)	pay Distributor $507,617.75 in three (3) equal annual installments of $169,205.92 annually beginning on March 31, 2007, separate and apart from any obligations under the Manufacturing Agreements;

(ii)	by amendment to that agreement, extend the Term of Agreement Two by one (1) year to March 31, 2011 provided however that, the Term shall additionally be extended for any recoupment periods under Section 4 of Agreement Two and each of the first, second, third, fourth and fifth and sixth Sales Years is conditioned on the payment of the applicable Guaranteed Royalty for the preceding Sales Year; and

(iii)	add one (1) incremental product annually as a “Product” under Agreement Two, by April 1, 2006 and for each year thereafter, in consideration of which, Distributor agrees to release Riverdeep from payment of $1,955,758.80 that Distributor claims it is entitled to collect, provided however, such amount shall be forgiven over a five (5) year period in installments of $391,151.76 beginning on April 1, 2007 and on each anniversary thereof.

(B) Distributor agrees to:
(i)	pay Riverdeep (in addition to any other amounts Distributor has agreed to pay Riverdeep hereunder) the sum of $9,960 per month for a period of twenty-five (25) months upon the Effective Date of this Addendum.
(C) The parties mutually agree that:
(i) Section 1.18 of Agreement Two shall be amended by deleting the phrase “June 30, 2005” from the definition of “Revision Event” noted therein, provided however that Distributor shall have an additional 12 month period to recoup all Guaranteed Royalties from the sales of all the Products for the first Sales Year of Agreement Two.
(ii) Section 4.2.1 only of Agreement Two shall be amended by deleting such section in its entirety and replacing it with the following:
“4.2.1 Subject to further adjustments as provided in this Section 4.2 below, for each Sales Year during the Term of this Agreement, Distributor shall pay a guaranteed, irrevocable, non-refundable payment (recouped against royalties as hereinafter provided) as follows (for each Sales Year, the “Guaranteed Royalty”).
(a) In respect of the first Sales Year, the Guaranteed Royalty shall be $10,000,000.
(b) In respect to the second Sales Year, the Guaranteed Royalty shall be 80% of the actual Royalties earned by Riverdeep from sales of the Product during the first Sales Year. For purposes of clarification, the calculation of the aforementioned Royalties actually earned shall exclude royalties actually earned for products under the Prior Agreement until such products become Products under this Agreement pursuant to the terms of Section 1.15 and, Unearned Royalties as such term is defined in that certain Addendum #6 dated June 30, 2005 by and between the parties, and
The Guaranteed Royalty for each Sales Year shall be paid in twelve equal monthly installments on the 1st day of each month of the applicable Sales Year for the preceding month (i.e. on July 1st payment will be made for June’s Guaranteed Royalty payment, provided however that in respect to the first Sales Year, the payment made on July 1st will also include the applicable payment for the month of July and the next subsequent payment will be made on September 1st for the month of August). Notwithstanding the foregoing, upon the occurrence of the first applicable Revision Event, the Guaranteed Royalty for the current and, if applicable remaining Sales Years shall be zero, and within 30 days after the occurrence of such Revision Event, Riverdeep shall refund to Distributor the amount by which the aggregate installments of the Guaranteed Royalty theretofore paid by Distributor, exceed the royalties earned by Riverdeep with respect to sales of the Products in such Sales Year.”

(iii) Payment in Satisfaction. The parties acknowledge and agree that all payments made, reconciled or acknowledged hereunder are in full satisfaction of any payments that would be due as of the Effective Date.
(iv) Survival of Agreement One. The parties do not intend, by this Addendum to terminate the rights and obligations of Agreement One, as amended by this Addendum but rather to provide a limited release of the Potential Claims.
(v) Releases of Potential Claim under Agreement One and the Transition Agreement.
     (a) Release by Distributor. For and in consideration of the mutual promises, covenants, and releases set forth herein, Encore does hereby for itself, and for each of its predecessors, successors, past and present assigns, officers, directors, shareholders, employees, attorneys, agents, subsidiaries, parent companies, affiliates, accountants, spouses, heirs and representatives, if any, release and absolutely discharge Riverdeep and Riverdeep’s respective past and present officers, directors, shareholders, employees, predecessors, successors in interest, attorneys, agents, assigns, subsidiaries, parent companies, affiliates, accountants and representatives, and each of them, (the “Released Riverdeep Parties”) from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, accounts, accountings, reckonings, costs, and expenses (including, but not limited to, attorneys’ fees and costs), damages, liens, judgments, actions and causes of action, of every kind and nature whatsoever, at law or in equity, known or unknown, suspected or unsuspected, which Encore ever had, or now has against Riverdeep and/or the Released Riverdeep Parties, solely to the extent in relation to the Potential Claims set forth herein, expressly excluding and not releasing the parties’ rights and obligations under Agreement One, as modified by this Addendum, including but not limited to the Release Exceptions as defined herein.
     (b) Release by Riverdeep. For and in consideration of the mutual promises, covenants, and releases set forth herein, Riverdeep does hereby for itself, and for its predecessors, successors, assigns, past and present assigns, officers, directors, shareholders, employees, attorneys, agents, subsidiaries, parent companies, affiliates, accountants and representatives, if any, release and absolutely discharge Encore, and Encore’s respective past and present officers, directors, shareholders, employees, predecessors, successors in interest, attorneys, agents, assigns, subsidiaries, parent companies, affiliates, accountants and representatives, and each of them, (the “Released Encore Parties”) from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, accounts, accountings, reckonings, costs, and expenses (including, but not limited to, attorneys’ fees and costs), damages, liens, judgments, actions and causes of action, of every kind and nature whatsoever, at law or in equity, known or unknown, suspected or unsuspected, which Riverdeep ever had, or now has against Encore or the Released Encore Parties, solely to the extent in relation to the Potential

Claims set forth herein, expressly excluding and not releasing the parties’ rights and obligations under Agreement One, as modified by this Addendum, including but not limited to the Release Exceptions as defined herein.
(c) Subject to the scope of Section 3(c)(iv)(a) and 3(c)(iv)(b)above, the parties expressly understand and agree that this Addendum fully releases and resolves the matters released and discharged in Sections 3(c)(iv)(a) and 3(c)(iv)(b), including those which may be unknown, unanticipated and/or unsuspected, and, upon the advice of legal Counsel, hereby expressly waive all benefits under California Civil Code Section 1542, as well as under any other statutes or common law principles of similar effect, to the extent that such benefits may contravene the release set forth in this Section, except in instances of fraud. The parties hereby acknowledge that each has read and understood Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY SUCH CREDITOR MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.
  (D) No Admission of Liability. This Addendum does not constitute an admission by either party of liability or responsibility to the other.
(E) Representations and Warranties. The parties represent and warrant to and agree with each other as follows:
(i) Each party has received independent legal advice from attorneys of its choice with respect to the advisability of entering into this Addendum and of giving any release by such Addendum.
(ii) Neither party has previously assigned or otherwise transferred any claim being released under this Addendum.
(iii) With respect to the settlement and releases set forth herein, this Addendum, contains the entire agreement of the parties hereto with respect to such settlement and releases. There are no agreements or understandings between the parties hereto relating to the subject matter herein with respect to such settlement and releases referred to in this Agreement other than as set forth in this Addendum. With respect to all other matters herein, there are no other agreements, with the exception of the Transition Agreement and The Manufacturing Agreement other than as set forth in this Addendum.
(iv) All parties hereto and their counsel have made such investigation of the facts pertaining to the releases contained herein as they deem necessary and the terms of this Addendum are contractual and are the result of negotiation among the parties. Each party has cooperated in the drafting and preparation of this

Addendum. In any construction to be made of this Addendum, the same shall not be construed against any party, and the canon of contractual interpretation set forth in California Civil Code Section 1654 shall not be applied to this Addendum. This Addendum has been carefully read by each of the parties and the contents thereof are known and understood by each of the parties and is signed freely by each party, by a representative authorized to execute this Addendum on behalf of each party.
4. Offset. All amounts due and payable hereunder by either party may be offset against any and all amounts which the other party owes Distributor hereunder or pursuant to the Manufacturing Agreements.
5. Modifications. This Addendum may not be amended, canceled, revoked or otherwise modified except by written agreement subscribed by all of the parties to be charged with such modification.
6. Severability; Binding Unamended. In the event any provision of this Addendum shall be held to be void, voidable or unenforceable, the remaining provisions shall remain in full force and effect. To the extent unamended by the Addendum, all other terms and conditions of the Manufacturing Agreements and the Transition Agreement shall remain in full force and effect.
7. Conflict. In the event of any conflict between the terms of this Addendum and the Manufacturing Agreements or the Transition Agreement, the terms of this Addendum shall control. The parties have acknowledged that Agreement Two shall be amended to reflect the relevant terms and conditions of this Addendum.
8. Governing Law. This Addendum shall be construed in accordance with, and be governed by, the laws of the State of California, without regard to choice of law provisions thereof.
9. Counterparts. This Addendum may be executed in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. Facsimile signatures on this Addendum, or any counterpart of this Agreement, shall have the same force and effect as original signatures.
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IN WITNESS WHEREOF, the parties hereto have executed the agreement by their duly authorized representatives as set forth below.

DATED: , 2005	RIVERDEEP INC., A Limited Liability Company
By:

Its:

DATED: , 2005	ENCORE SOFTWARE, INC.
By:

Its: